H | B | M

HANSEN, BARNETT & MAXWELL, P.C.
Certified Public Accountants

April 5, 2012

Board of Directors
Ideal Financial Solutions, Inc.
5940 S. Rainbow Blvd., Suite 3010
Las Vegas, Nevada 89118

Gentlemen:

You have asked Hansen, Barnett and Maxwell, P.C. ("HBM") to issue an audit report on the financial statements of Ideal Financial Solutions, Inc. (the "Company") for the year ended December 31, 2011.

You are hereby advised that HBM has concluded that it would be imprudent to rely any further on the Company's representations. Consequently, HBM is no longer willing to rely on representations from the Company's management and is unwilling to be associated with the Company's financial statements.

Accordingly, you are hereby advised that HBM will not issue an audit report on the Company's financial statements for the year ended December 31, 2011, and effective immediately we hereby resign from any engagement to do so. Furthermore, HBM hereby withdraws our review reports with respect to the Company's interim financial statements for the first, second and third quarters of 2011 and advises you that these financial statements should not be relied upon.

HANSEN BARNETT & MAXWELL, P.C.

Robert K. Bowen

Robert K. Bowen, President